UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

Aclaris Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
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ACLARIS THERAPEUTICS, INC.

640 Lee Road, Suite 200

Wayne, Pennsylvania 19087

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 2, 2022

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Aclaris Therapeutics, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Thursday, June 2, 2022 at 9:00 a.m. Eastern Time. The Annual Meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions, examine the list of stockholders and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/ACRS2022 and entering your 16-digit control number (included in the Notice of Internet Availability of Proxy Materials that will be mailed to you). You will not be able to attend the Annual Meeting in person. The purpose of the Annual Meeting will be the following:

1.	To elect the three nominees for director named herein to hold office until the 2025 Annual Meeting of Stockholders.
2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement accompanying this Notice.
3.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.
4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is April 12, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof.

We have elected to provide access to our proxy materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy statement and our 2021 Annual Report. The notice contains instructions on how to access those documents over the internet. The notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including the proxy statement, our 2021 Annual Report and a form of proxy card or voting instruction form. We believe that providing our proxy materials over the internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact and cost of our Annual Meeting.

By Order of the Board of Directors

Frank Ruffo
Secretary

Wayne, Pennsylvania
April 21, 2022

You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or on the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying proxy statement. Even if you have voted by proxy, you may still vote online if you attend the meeting. To vote online at the Annual Meeting, please follow the instructions at www.virtualshareholdermeeting.com/ACRS2022. You will need the 16-digit control number, which is included in the Notice of Internet Availability of Proxy Materials that will be mailed to you.

ACLARIS THERAPEUTICS, INC.

640 Lee Road, Suite 200

Wayne, Pennsylvania 19087

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 2, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a Notice of Internet Availability of Proxy Materials on the internet instead of a full set of Proxy Materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Proxy Materials (defined below) over the internet. Accordingly, on or about April 21, 2022, we are sending you a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) because the Board of Directors (the “Board”) of Aclaris Therapeutics, Inc. (sometimes referred to as the “Company” or “Aclaris”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders, including at any adjournments or postponements thereof (the “Annual Meeting”). The Notice of 2022 Annual Meeting of Stockholders (“Notice of Annual Meeting”), this proxy statement and proxy card or, for shares held in street name (held for your account by a broker or other nominee), voting instruction form, and our 2021 Annual Report (collectively the “Proxy Materials”) are available to stockholders on the internet.

The Notice of Internet Availability will provide instructions as to how stockholders may access and review the Proxy Materials on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the Proxy Materials, including a proxy card, be sent to them by mail. The Notice of Internet Availability will also provide voting instructions. Please note that, while our Proxy Materials are available at the website referenced in the Notice of Internet Availability, and our Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K for the year ended December 31, 2021 are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

We intend to mail the Notice of Internet Availability on or about April 21, 2022 to all stockholders of record entitled to vote at the Annual Meeting. The Proxy Materials will be made available to stockholders on the internet on the same date.

Will I receive any Proxy Materials by mail?

Other than the Notice of Internet Availability, you will not receive any Proxy Materials via mail unless (1) you request a printed copy of the Proxy Materials in accordance with the instructions set forth in the Notice of Internet Availability or (2) we elect, in our discretion, to send you a proxy card and a second Notice of Internet Availability.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, June 2, 2022 at 9:00 a.m. Eastern Time. The Annual Meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/ACRS2022 and entering your 16-digit control number which is included in the Notice of Internet Availability that will be mailed to you. The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the meeting. You will not be able to attend the Annual Meeting in person.

Whether or not you participate in the Annual Meeting, it is important that you vote your shares.

We recommend that you log in a few minutes before the Annual Meeting on June 2, 2022 to ensure you are logged in when the meeting starts. Online check-in will begin at 8:55 a.m. Eastern Time.

Why is the Annual Meeting a virtual, online meeting?

We have decided to hold a virtual meeting in light of public health concerns regarding the COVID-19 pandemic and to facilitate stockholder participation in the Annual Meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

Information on how to vote online during the Annual Meeting is discussed below.

Can I ask questions at the Annual Meeting?

Only stockholders of record as of the record date for the Annual Meeting and their proxy holders may submit questions or comments.

If you would like to submit a question, you may do so by joining the virtual Annual Meeting at www.virtualshareholdermeeting.com/ACRS2022 and typing your question in the box in the Annual Meeting portal.

To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or our business and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by our management with a representative question read aloud and answered. In addition, questions may be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests. Questions will be addressed in the Q&A portion of the Annual Meeting, as time permits.

What if I need technical assistance accessing or participating in the virtual Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting login page. Technical support will be available starting at 8:55 a.m. Eastern Time on June 2, 2022.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 12, 2022 will be entitled to vote at the Annual Meeting. On this record date, there were 61,741,724 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 12, 2022 your shares were registered directly in your name with Aclaris Therapeutics, Inc.’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are a stockholder of record. As a stockholder of record, you may vote at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return a proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 12, 2022 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice of Internet Availability is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting via the internet. Whether or not you plan to attend the Annual Meeting via the internet, we urge you to fill out and return a proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Will a list of stockholders entitled to vote at the Annual Meeting be available?

Our list of stockholders as of April 12, 2022 will be available for inspection for the 10 days prior to the Annual Meeting. If you want to inspect the stockholder list, call our office at 484-324-7933 to speak with our Investor Relations department to schedule an appointment. In addition, the list of stockholders will also be available during the Annual Meeting through the meeting website at www.virtualshareholdermeeting.com/ACRS2022 for those stockholders who choose to attend.

What am I voting on?

There are three matters scheduled for a vote:

●	Election of three directors to hold office until the 2025 Annual Meeting of Stockholders (Proposal 1);
●	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules (Proposal 2); and
●	Ratification of selection by the Audit Committee of the Board of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 (Proposal 3).

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For Proposals 2 and 3, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting or vote by proxy in one of three ways: online, by telephone or using a proxy card that you may request. Whether or not you plan to attend the meeting via the internet, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting via the internet and vote during the meeting even if you have already voted by proxy.

●	To vote through the internet before the Annual Meeting, go to www.proxyvote.com to complete an electronic proxy card. Please have your Notice of Internet Availability in hand when you access the web site and then follow the instructions. If you choose to vote through the internet before the Annual Meeting, your vote must be received by 11:59 p.m. Eastern Time on June 1, 2022 to be counted.
●	You may attend the Annual Meeting via the internet and vote during the Annual Meeting. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/ACRS2022 and entering your 16-digit control number which is included in the Notice of Internet Availability that will be mailed to you. Please have your notice in hand when you access the website and then follow the instructions.
●	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice of Internet Availability. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 1, 2022 to be counted.

●	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from Aclaris Therapeutics, Inc. Simply follow the instructions in the notice to ensure that your vote is counted. Alternatively, you may vote by telephone or on the internet as instructed by your broker or bank. To vote online at the Annual Meeting, please follow the instructions at www.virtualshareholdermeeting.com/ACRS2022. You will need the 16-digit control number, which is included in the Notice of Internet Availability that will be mailed to you. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own at the close of business on April 12, 2022.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing a proxy card, by telephone, or through the internet either before or during the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director, “For” the advisory approval of the compensation of our named executive officers and “For” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposals 1 and 2 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 3 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 3.

If you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent or vote online at the Annual Meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to the Proxy Materials, our directors and employees may also solicit proxies by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding Proxy Materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability?

If you receive more than one Notice of Internet Availability, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may grant a subsequent proxy by telephone or on the internet.
●	You may submit another properly completed proxy card with a later date.
●	You may send a timely written notice that you are revoking your proxy to Aclaris Therapeutics, Inc.’s Secretary at 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087.
●	You may attend the Annual Meeting via the internet and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by that organization or vote online at the Annual Meeting.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 22, 2022, to our Corporate Secretary at 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2023 Annual Meeting of Stockholders, you must deliver your notice to our Corporate Secretary at the address above between February 2, 2023 and March 4, 2023; provided, however that if next year’s annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 2, 2023, your proposal must be submitted not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Your notice to the Corporate Secretary must set forth information specified in our amended and restated bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.

If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition and (5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.

For more information, and for more detailed requirements, please refer to our amended and restated bylaws, filed as an exhibit to our most recent Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 24, 2022.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposals 1 and 2 are considered to be “non-routine” under NYSE rules, and we therefore expect broker non-votes to exist in connection with these proposals.

As a reminder, if you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent or vote online at the Annual Meeting.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Election of Directors	Nominees receiving the most “For” votes	Not applicable	No effect
2	Advisory vote to approve compensation of our named executive officers	“For” votes from holders of a majority of the shares having voting power present or represented by proxy at the Annual Meeting	Against	No effect
3	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022	“For” votes from holders of a majority of the shares having voting power present or represented by proxy at the Annual Meeting	Against	Brokers have discretion to vote(1)

(1)	This proposal is considered a “routine” matter under NYSE rules. Accordingly, if you hold your shares in “street name” and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting or represented by proxy. At the close of business on the record date, there were 61,741,724 shares outstanding and entitled to vote. Thus, the holders of 30,870,863 shares must be present or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy by telephone, internet or proxy card (or one is submitted on your behalf by your broker, bank or other agent) or if you vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or the holders of a majority of shares present at the meeting or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has nine members. There are three directors in the class whose term of office expires in 2022: Neal Walker, Andrew Schiff and William Humphries. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2025 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite and encourage directors and nominees for director to attend the Annual Meeting. Eight of our then serving directors attended the 2021 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee may instead be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

The Nominating and Corporate Governance Committee of our Board seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated the nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board.

The biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director. However, each member of the committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2025 ANNUAL MEETING

Neal Walker, age 52

Neal Walker co-founded our company and has served as President and Chief Executive Officer and a member of our Board since our inception in July 2012. Dr. Walker co-founded NeXeption, LLC, a biopharmaceutical assets management company, in 2012, and its affiliated companies. Dr. Walker co-founded and served as President and Chief Executive Officer and a member of the board of directors of Vicept Therapeutics, Inc., a dermatology-focused specialty pharmaceutical company, from 2009 until its acquisition by Allergan, Inc. in 2011. Previously, Dr. Walker co-founded and led a number of life science companies, including Octagon Research Solutions, Inc., a software and services provider to biopharmaceutical companies (acquired by Accenture plc), Trigenesis Therapeutics, Inc., a specialty dermatology company, where he served as Chief Medical Officer (acquired by Dr. Reddy’s Laboratories Inc.), and Cutix Inc., a commercial dermatology company. He began his pharmaceutical industry career at Johnson and Johnson, Inc. Dr. Walker is on the board of directors of Aldeyra Therapeutics, Inc., a publicly held biotechnology company, as well as several private companies. Dr. Walker received an M.B.A. degree from The Wharton School of the University of Pennsylvania, a Doctor

of Osteopathic Medicine degree from the Philadelphia College of Osteopathic Medicine and a B.A. degree in Biology from Lehigh University. Dr. Walker’s experience as a board-certified dermatologist and the founder of our company and other pharmaceutical companies, his background in clinical and drug development in dermatology and other fields, and his knowledge of the pharmaceutical industry contributed to the conclusion of our Board that he should serve as a director of our company.

William Humphries, age 55

William Humphries has served as a member of our Board since September 2016. Mr. Humphries joined Isosceles Pharmaceuticals Inc., a biotechnology company, in May 2021 and serves as its Chief Executive Officer. From August 2018 to December 2020, Mr. Humphries served as President of Ortho Dermatologics, the dermatology division of Bausch Health Companies, Inc., and previously served as its Executive Vice President, Company Group Chairman for Dermatology and OraPharma from January 2017 to August 2018. From 2012 to December 2016, he served as President and Chief Executive Officer of the North American business of Merz, Inc., an affiliate of Merz Pharma Group, a specialty healthcare company. From 2006 to 2012, Mr. Humphries served in a number of leadership positions with Stiefel Laboratories, Inc., a dermatology pharmaceutical company, including as its Chief Commercial Officer and then as President beginning in 2008. Stiefel was acquired by GSK in 2009, after which Mr. Humphries served as the President of Dermatology for Stiefel from 2009 until March 2012. Mr. Humphries previously held multiple senior executive roles in sales and marketing, business development and international marketing for Allergan, Inc., concluding as Vice President of its U.S. skincare business. Mr. Humphries currently serves as chairman of the boards of directors of Clearside Biomedical, Inc., a publicly held biopharmaceutical company, and STRATA Skin Sciences, Inc., a publicly held medical technology company, and as a director of the publicly held company PhaseBio Pharmaceuticals, Inc. He received a B.A. degree from Bucknell University and an M.B.A. degree from Pepperdine University. Our Board believes that Mr. Humphries’ experience as a pharmaceutical company executive provides him with the qualifications and skills to serve as a director of our company.

Andrew Schiff, M.D., age 56

Andrew Schiff has served as a member of our Board since August 2017. Dr. Schiff joined Aisling Capital, an investment firm, in September 1999 and currently serves as one of its managing partners. Prior to joining Aisling Capital, Dr. Schiff practiced internal medicine for six years at The New York Presbyterian Hospital, where he maintains his position as a Clinical Assistant Professor of Medicine. Dr. Schiff currently serves on the board of directors of the publicly held company Monte Rosa Therapeutics, Inc. Within the past five years, he served as a director of the life sciences company ZELTIQ Aesthetics, Inc. He is a longtime supporter and board member of the Visiting Nurse Service of New York, as well as other charitable organizations. Dr. Schiff received an M.D. degree from Cornell University Medical College, an M.B.A. degree from Columbia University, and a B.S. degree with honors in Neuroscience from Brown University. Our Board believes that Dr. Schiff’s medical background and venture experience qualify him to serve as a director of our company.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING

Anand Mehra, M.D., age 46

Anand Mehra, M.D. has served as a member of our Board since September 2014. Dr. Mehra joined Sofinnova Investments, Inc. (fka Sofinnova Ventures, Inc.), a biotech investment firm, in 2007 and served as a managing general partner until January 2020. Prior to joining Sofinnova, Dr. Mehra worked in J.P. Morgan’s private equity and venture capital group, and before that, Dr. Mehra was a consultant in McKinsey & Company’s pharmaceutical practice. Dr. Mehra currently serves as the chairman of the board of directors of the publicly held company Merus N.V. Within the past five years, he also served on the board of directors of the pharmaceutical company Spark Therapeutics, Inc. Dr. Mehra received a B.A. degree in political philosophy from the University of Virginia and an M.D. degree from Columbia University’s College of Physicians and Surgeons. Our Board believes that Dr. Mehra’s extensive experience in the life sciences industry, his service on the boards of directors of other public life sciences companies and his extensive leadership experience qualify him to serve as a director of our company.

Andrew Powell, age 64

Andrew Powell is an independent consultant who has served as a member of our Board since January 2017. He also serves on the boards of directors of the publicly held companies Landec Corporation, a health and wellness solutions company, and Silverback Therapeutics, Inc., a biopharmaceutical company. Within the past five years, Mr. Powell served on the boards of directors of Synthorx Inc., a biopharmaceutical company acquired by Sanofi Aventis in January 2020, and Motif Bio plc. Mr. Powell served as Senior Vice President, General Counsel and Corporate Secretary of Medivation, Inc. from May 2015 until November 2016, when the company was acquired by Pfizer, Inc. Mr. Powell received a B.A. degree from the University of North Carolina at Chapel Hill and a J.D. from Stanford Law School. Our Board believes that Mr. Powell’s unique expertise in the areas of governance, compliance, intellectual property, drug development, licensing and mergers and acquisitions qualifies him to serve as a director of our company.

Maxine Gowen, Ph.D., age 64

Maxine Gowen has served as a member of our Board since July 2019. Dr. Gowen joined TamuroBio Inc., a biotechnology company, in August 2019, and served as its part-time Chief Executive Officer until December 2021. Dr. Gowen founded Trevena, Inc., a publicly held biopharmaceutical company, and served as its President and Chief Executive Officer from 2007 until October 2018. From 1992 to 2007, Dr. Gowen held a variety of leadership roles at GlaxoSmithKline (“GSK”), a global pharmaceutical company. Dr. Gowen was previously President and Managing Partner at SR One, the venture capital subsidiary of GSK, where she led its investments in, and served on the board of directors of, numerous companies. Until 2002, Dr. Gowen was Vice President, Drug Discovery, Musculoskeletal Diseases at GSK, responsible for drug discovery and early development for osteoporosis, arthritis and metastatic bone disease. Dr. Gowen held a tenured academic position in the School of Pharmacology, University of Bath, UK from 1989 to 1992. Dr. Gowen received a B.Sc. in biochemistry from the University of Bristol, UK, then received a Ph.D. in cell biology from the University of Sheffield, UK, and received an M.B.A. from The Wharton School of the University of Pennsylvania. Dr. Gowen currently serves on the boards of directors of the publicly held companies Idera Pharmaceuticals, Inc., Merus N.V. and Passage Bio, Inc. Within the past five years, Dr. Gowen served on the boards of directors of the publicly held companies Trevena, Inc. and Akebia Therapeutics, Inc. Dr. Gowen served on the board of the national biotechnology industry association, BIO, from 2008 to 2018. Our Board believes that Dr. Gowen’s extensive leadership experience with pharmaceutical and biotechnology companies qualifies her to serve as a director of our company.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2024 ANNUAL MEETING

Christopher Molineaux, age 56

Christopher Molineaux has served as a member of our Board since January 2014. Since 2010, Mr. Molineaux has served as President and Chief Executive Officer of Life Sciences Pennsylvania, formerly Pennsylvania Bio, a pharmaceutical and biotech industry advocacy organization, and previously served as its Senior Vice President, Membership Services. Mr. Molineaux previously served as worldwide Vice President of Pharmaceutical Communications and Public Affairs for Johnson & Johnson, a global healthcare company. Mr. Molineaux also served as Vice President for Public Affairs at the Pharmaceutical Research and Manufacturers Association. He received a B.A. degree from the College of the Holy Cross. Our Board believes that Mr. Molineaux’s substantial pharmaceutical and biotechnology industry experience qualifies him to serve as a director of our company.

Bryan Reasons, age 54

Bryan Reasons has served as a member of our Board since April 2018. Since March 2019, Mr. Reasons has served as Executive Vice President and Chief Financial Officer of Mallinckrodt plc, a global specialty pharmaceutical company. Mr. Reasons served as Chief Financial Officer of Amneal Pharmaceuticals, Inc., a generics and specialty pharmaceutical company, from May 2018 until January 2019 and as Senior Vice President, Finance and Chief Financial Officer of Impax Laboratories, Inc., a specialty pharmaceutical company, from 2012 until its acquisition by Amneal in May 2018. Mr. Reasons previously held various finance positions at Cephalon, Inc., a biopharmaceutical company, Teva Pharmaceutical Industries Ltd., a global pharmaceutical company, E. I. du Pont de Nemours and Company, and PricewaterhouseCoopers LLP, an independent registered public accounting firm. Mr. Reasons currently serves on the board of directors and on the audit committee of Recro Pharma, Inc., a publicly held specialty pharmaceutical company. Mr. Reasons received a B.S. degree in accounting from The Pennsylvania State University and an M.B.A. degree from Widener University. He is a certified public accountant in the Commonwealth of Pennsylvania. Our Board believes that Mr. Reasons’ extensive experience in the pharmaceutical industry, including his experience in senior leadership positions at a number of large pharmaceutical companies, as well as his expertise in financial and accounting matters, qualifies him to serve as a director of our company.

Vincent Milano, age 58

Vincent Milano has served as a member of our Board since January 2020. Mr. Milano has served as the President and Chief Executive Officer, and as a member of the board of directors, of Idera Pharmaceuticals, Inc., a publicly held biopharmaceutical company, since 2014. From 1996 to 2014, Mr. Milano served in increasingly senior roles at ViroPharma Inc., a pharmaceutical company acquired by Shire plc in 2014, most recently as Chairman, President and Chief Executive Officer from 2008 to 2014. From 1985 to 1996, Mr. Milano served in increasingly senior roles, most recently as a senior manager, at KPMG LLP, an independent registered public accounting firm. Within the past five years, Mr. Milano also served on the boards of directors of Spark Therapeutics, Inc. and Vanda Pharmaceuticals Inc. Mr. Milano currently serves on the boards of directors of BioCryst Pharmaceuticals, Inc., a publicly held company, VenatoRx Pharmaceuticals, Inc., a privately held company, and Life Sciences Cares Philadelphia, a non-profit organization. Mr. Milano received a B.S. degree in Accounting from Rider College. Our Board believes that Mr. Milano’s extensive leadership experience with pharmaceutical and biotechnology companies qualifies him to serve as a director of our company.

BOARD DIVERSITY MATRIX

Board Diversity Matrix (As of April 1, 2022)
Total Number of Directors	9
	Female	Male
Part I: Gender Identity
Directors	1	8
Part II: Demographic Background
Asian	—	1
White	1	7

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and our company, senior management and independent auditors, the Board has affirmatively determined that eight of our nine current directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Humphries, Dr. Mehra, Mr. Molineaux, Mr. Powell, Mr. Reasons, Dr. Schiff, Dr. Gowen and Mr. Milano. In making these determinations, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with our company. Dr. Walker, our President and Chief Executive Officer, is not independent as a result of his employment by our company.

BOARD LEADERSHIP STRUCTURE

Our Board has an independent chair, Mr. Molineaux, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman of the Board has substantial ability to shape the work of the Board. The Company believes that separating the positions of Chairman and Chief Executive Officer creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. The Company believes that this separation can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight, including operational, financial, legal and regulatory, cybersecurity, strategic and reputational risks, including with respect to the ongoing COVID-19 pandemic. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function, if and to the extent that we establish such a function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance principles, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Nominating and Corporate Governance Committee also periodically reviews and assesses the adequacy of our Corporate Governance Guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Chairman of the Board the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met 5 times during 2021. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of 2021 for which he or she was a director or committee member.

As required under applicable Nasdaq listing standards, during 2021 our independent directors met in executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Research and Development Committee which was established in April 2021.  The following table provides membership and meeting information for 2021 for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board has determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Name	Audit	Compensation	Nominating and Corporate Governance
William Humphries			X
Anand Mehra, M.D.		X(1)
Christopher Molineaux			X*
Andrew Powell	X		X
Bryan Reasons	X*
Andrew Schiff, M.D.		X
Maxine Gowen	X	X*(1)
Vincent Milano		X
Total meetings in 2021	6	5	2

*Committee Chair

(1)	Effective April 1, 2021, Dr. Gowen replaced Dr. Mehra as the Chairperson of the Compensation Committee.

Below is a description of each of the committees of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

The Audit Committee is currently composed of three directors: Mr. Reasons, Dr. Gowen and Mr. Powell. Mr. Reasons currently serves as the chairman of the Audit Committee. The Audit Committee met six times during 2021. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at www.aclaristx.com.

The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and under Rule 10A-3 under the Exchange Act).

The Board has also determined that Mr. Reasons qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Reasons’ level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Report of the Audit Committee of the Board of Directors (1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Bryan Reasons, Chairman
Maxine Gowen
Andrew Powell

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of four directors: Dr. Gowen, Dr. Mehra, Mr. Milano and Dr. Schiff. Dr. Gowen currently serves as the chair of the Compensation Committee. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee met five times during 2021. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.aclaristx.com.

The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

●	establishment of corporate objectives relevant to the compensation of the Company’s executive officers and members of senior management and evaluation of performance in light of these stated objectives;
●	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers;
●	compensation of the Company’s non-employee directors;
●	reviewing compensation practices and trends to assess the adequacy and competitiveness of the Company’s executive compensation programs among comparable companies in the Company’s industry; and
●	administration of the Company’s equity compensation plans and other similar plans and programs.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets four to five times per year and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisers or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisers and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

After taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), a compensation consulting firm, as a compensation consultant in 2020 and 2021. The Compensation Committee assessed Pearl Meyer’s independence and determined that Pearl Meyer had no conflicts of interest in connection with its provision of services to the Compensation Committee. Specifically, the Compensation Committee engaged Pearl Meyer to serve as their independent compensation adviser.  Pearl Meyer’s engagement included, but was not limited to, revising our peer company group for executive and outside director compensation benchmarking, conducting a compensation assessment analyzing the current cash and equity compensation of our executive officers, directors and other senior management against compensation for similarly situated executives and directors at our peer group companies, structuring incentive compensation arrangements, and developing competitive compensatory severance provisions found in employment or severance agreements. Our management did not have the ability to direct Pearl Meyer’s work.

In accordance with the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) and the authority delegated to the Compensation Committee by the Board, since 2016 the Compensation Committee has delegated to Dr. Walker its authority to grant, without any further action required by the Board or the Compensation Committee, stock options and restricted stock units to employees who are not officers of the Company and who do not directly report to Dr. Walker, within specified equity award guidelines established by the Compensation Committee. The purpose of this delegation of authority is to enhance the flexibility of equity award administration and to facilitate the timely grant of equity awards to non-management employees.

The Compensation Committee makes most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings typically held during the first quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies suggested by the consultant to be comparable to us.

Compensation Committee Interlocks and Insider Participation

Drs. Gowen, Mehra and Schiff and Mr. Milano served as members of our Compensation Committee during 2021. None of our executive officers served during 2021 as a member of the compensation committee (or other committee serving an equivalent function) or of the board of directors of any entity that had one or more of its executive officers serving as a member of our Board or our Compensation Committee. None of the members of our Compensation Committee has ever been an officer or employee of our company.

Compensation Committee Report (1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Maxine Gowen, Chairperson

Anand Mehra, M.D.

Vincent Milano

Andrew Schiff, M.D.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of three directors: Mr. Molineaux, Mr. Humphries and Mr. Powell. Mr. Molineaux currently serves as the chairman of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met two times during 2021. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website and www.aclaristx.com.

The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age, being able to serve for three years before reaching the retirement age of 79 and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, diversity and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. Although the Company does not have a formal policy governing diversity among directors, the Board strives to identify candidates with diverse backgrounds. The Board recognizes the value of overall diversity and considers members’ and candidates’ opinions, perspectives, personal and professional experiences, and backgrounds, including age, gender, race, ethnicity, and country of origin. We believe that the judgment and perspectives offered by a diverse board of directors improves the quality of decision making and enhances our business performance. For additional information regarding the current composition of our Board, see “Election of Directors—Board Diversity Matrix.”

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. The Nominating and Corporate Governance Committee considers suggestions of potential candidates for Board membership made by current Board members and may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board and evaluates whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee in care of our Corporate Secretary at 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087. Any such recommendation should be delivered at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Research and Development Committee

The Research and Development Committee is currently composed of three directors: Dr. Mehra, Dr. Gowen and Dr. Schiff. Dr. Mehra currently serves as the chairman of the Research and Development Committee. The Board has adopted a written Research and Development Committee charter that is available to stockholders on the Company’s website at www.aclaristx.com.

The Research and Development Committee is responsible for reviewing the Company’s research and development strategy, reviewing and discussing the quality, direction, effectiveness, and competitiveness of the Company’s research and development programs, providing counsel to management regarding new and emerging research and development trends, advising the Board regarding scientific and research and development matters and reviewing the Company’s pipeline of drug candidates and clinical development performance. In addition, the Research and Development Committee, in conjunction with the Board and the Audit Committee, assists with the oversight of the proper and timely disclosure regarding significant issues or problems with ongoing clinical trials, tests or other studies or analyses.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company considers its relationships with its stockholders to be a high priority. The Company recognizes that stockholders can have divergent interests and different views on the Company’s practices, objectives and time horizons. To ensure that the Board and management have an opportunity to listen to and understand the varying perspectives of the Company’s stockholders, members of the management team and the Board from time to time engage in dialogues with stockholders. As a result of these discussions, management and the Board have gained useful understanding and insight into the views of the Company’s stockholders and will continue to solicit and engage the Company’s stockholders in the future.

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to our Corporate Secretary at 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087. Each communication must set forth:

●	the name and address of the stockholder on whose behalf the communication is sent; and
●	the number and class of shares of the Company that are owned beneficially by such stockholder as of the date of the communication.

The Secretary will review each communication. The Secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication.

CODE OF ETHICS

We have adopted the Aclaris Therapeutics, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.aclaristx.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

CORPORATE GOVERNANCE GUIDELINES

We have adopted the Aclaris Therapeutics, Inc. Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and board committees and compensation. The Corporate Governance Guidelines are available on our website at www.aclaristx.com.

Proposal 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2021 Annual Meeting of Stockholders, our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year.  We are following that preference and are again asking the stockholders this year to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures that accompany the compensation tables contained in the “Executive Compensation” section in this proxy statement.  As discussed in those disclosures, the Company believes that its compensation policies and decisions are strongly aligned with our stockholders’ interests and consistent with current market practices.  Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting say-on-pay votes, the next scheduled say-on-pay vote will be at the 2023 Annual Meeting of Stockholders.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements beginning with the year ended December 31, 2013. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2021 and 2020 by PricewaterhouseCoopers LLP, our principal accountant.

	Fiscal Year Ended December 31,
	2021	2020
Audit Fees	$799,900	$466,000

All audit fees were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

MANAGEMENT

The following table sets forth information concerning our executive officers.

Name	Position
Neal Walker	President and Chief Executive Officer
Frank Ruffo	Chief Financial Officer
Joseph Monahan, Ph.D.	Chief Scientific Officer
James Loerop	Chief Business Officer

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following sets forth certain information with respect to our executive officers who are not also directors. Information with respect to Dr. Walker is set forth above under Proposal 1, Election of Directors.

Frank Ruffo, age 56

Frank Ruffo co-founded our company and has served as our Chief Financial Officer since 2012. Mr. Ruffo also currently serves as our Secretary. Mr. Ruffo served part-time as the Chief Financial Officer of VenatoRx Pharmaceuticals Inc., a pharmaceutical company, from 2011 to 2014 and the Chief Financial Officer of BioLeap, Inc. from 2010 to 2013. Prior to joining our company, Mr. Ruffo co-founded and served as Chief Financial Officer of Vicept Therapeutics, Inc. from 2009 until its acquisition by Allergan, Inc. in 2011. From 1996 to 2008, Mr. Ruffo served as the Vice President, Finance and Controller of CollaGenex Pharmaceuticals, Inc. He is a certified public accountant in Pennsylvania (inactive). Mr. Ruffo received a B.S. degree in business administration with a major in accounting from LaSalle University.

Joseph Monahan, Ph.D., age 66

Joseph Monahan, Ph.D., has served as our Chief Scientific Officer since January 2021. From August 2017 to January 2021, Dr. Monahan served as our Executive Vice President, Research and Development. Prior to joining our company, Dr. Monahan founded the biotechnology company, Confluence Life Sciences, Inc. in 2010 and functioned as the Chief Scientific Officer. He has also held multiple research leadership positions at Pfizer Inc., including Executive Director, Inflammation Research, global kinase platform leadership team lead; site head of enzymology and biophysics, and inflammation research and development lead. He has held adjunct and visiting professor positions at Washington University Medical School, University of Missouri and University of California, Los Angeles School of Medicine. Dr. Monahan received his B.S. degree in biochemistry from the University of New York at Buffalo and Ph.D. degree in biochemistry from the University of South Carolina.

James Loerop, age 58

James Loerop has served as our Chief Business Officer since January 2022. Prior to joining our company, from July 2019 to January 2022, Mr. Loerop served as Executive Vice President, Business Development and Strategic Planning at Anika Therapeutics, Inc., a publicly held global joint preservation company, where he was responsible for global business development activities. From September 2017 to July 2019, Mr. Loerop served as Chief Corporate Development Officer for Lupin Pharmaceuticals, Inc., where he was a member of the company’s Executive Leadership Team and was responsible for global business development and corporate development activities. Prior to joining Lupin, Mr. Loerop held senior leadership roles at various companies in the pharmaceutical and life sciences industry, including at Alexion Pharmaceuticals, Inc. as Senior Vice President of Global Business Development from April 2015 to September 2017, GlaxoSmithKline as Vice President of North America Business Development from 2010 to 2015, and Stiefel Laboratories, Inc. as Senior Vice President of Global Corporate Development, prior to GSK’s acquisition of Stiefel. Mr. Loerop received a B.S. degree in marketing from Western Michigan University.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 12, 2022 by: (i) each director; (ii) each of the executive officers listed in the Summary Compensation Table; (iii) all currently serving executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with Wellington Management Group LLP(2)	5,539,268	9.0%
Entities affiliated with Foresite Capital Fund III, L.P.(3)	4,657,277	7.5
Entities affiliated with Venrock Healthcare Capital Partners II, L.P.(4)	4,563,962	7.4
Blackrock, Inc.(5)	4,078,875	6.6
Entities affiliated with Biotechnology Value Fund, L.P.(6)	3,868,043	6.3
Rock Springs Capital Management LP(7)	3,861,347	6.3

Named Executive Officers and Directors:
Neal Walker(8)	2,315,031	3.7
Frank Ruffo(9)	547,738	*
Joseph Monahan(10)	207,279	*
Kamil Ali-Jackson(11)	423,390	*
David Gordon(12)	165,452	*
William Humphries(13)	74,315	*
Christopher Molineaux(14)	89,022	*
Anand Mehra(15)	70,947	*
Andrew Powell(16)	75,315	*
Bryan Reasons(17)	64,315	*
Andrew Schiff(18)	706,770	1.1
Maxine Gowen(19)	52,099	*
Vincent Milano(20)	49,828	*
All current directors and executive officers as a group (12 persons)(21)	4,252,659	6.7

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and a review of Schedule 13G and Schedule 13D and Section 16 filings with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 61,741,724 shares outstanding on April 12, 2022, adjusted as required by rules promulgated by the SEC. Except as otherwise noted below, the principal business address of each of the executive officers and directors is c/o Aclaris Therapeutics, Inc., 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087.
(2)	This information has been obtained from a Schedule 13G filed on February 4, 2022 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. The principal business address of these entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.
(3)	This information has been obtained from a Schedule 13G/A filed on February 11, 2022 by Foresite Capital Fund III, L.P., Foresite Capital Management III, LLC, Foresite Capital Fund IV, L.P., Foresite Capital Management IV, LLC,

Foresite Capital Fund V, L.P., Foresite Capital Management V, LLC and James Tananbaum. Foresite Capital Management III, LLC is the General Partner of Foresite Capital Fund III, L.P.; Foresite Capital Management IV, LLC is the General Partner of Foresite Capital Fund IV, L.P.; Foresite Capital Management V, LLC is the General Partner of Foresite Capital Fund V, L.P.; James Tananbaum is the managing member of each of Foresite Capital Management III, LLC, Foresite Capital Management IV, LLC and Foresite Capital Management V, LLC. The principal business address of these entities and person is c/o Foresite Capital Management, 900 Larkspur Landing Circle, Suite 150, Larkspur, CA 94939.
(4)	This information has been obtained from a Schedule 13G filed on February 14, 2022 by Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh. VHCP Management II, LLC is the general partner of Venrock Healthcare Capital Partners II, L.P. and the manager of VHCP Co-Investment Holdings II, LLC, VHCP Management III, LLC is the general partner of Venrock Healthcare Capital Partners III, L.P. and the manager of VHCP Co-Investment Holdings III, LLC, VHCP Management EG, LLC is the general partner of Venrock Healthcare Capital Partners EG, L.P,. and Messrs. Shah and Koh are the voting members of VHCP Management II, LLC, VHCP Management III, LLC and VHCP Management EG, LLC. The principal business address of these entities and persons is 7 Bryant Park, 23rd Floor, New York, NY 10018.
(5)	This information has been obtained from a Schedule 13G filed on February 4, 2022 by Blackrock, Inc. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(6)	This information has been obtained from a Schedule 13G filed on January 24, 2022 by Biotechnology Value Fund, L.P., BVF I GP LLC. Biotechnology Value Fund II, L.P., BVF II GP LLC, Biotechnology Value Trading Fund OS LP, BVF Partners OS Ltd., BVF GP Holdings LLC, BVF Partners L.P., BVF Inc. and Mark N. Lampert. BVF I GP LLC is the general partner of Biotechnology Value Fund, L.P.; BVF II GP LLC is the general partner of Biotechnology Value Fund II, L.P.; BVF Partners OS Ltd. is the general partner of Biotechnology Value Trading Fund OS LP; BVF GP Holdings LLC is the sole member of each of BVF I GP LLC and BVF II GP LLC; BVF Partners L.P. is the investment manager of each of Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P. and Biotechnology Value Trading Fund OS LP, and the sole member of BVF Partners OS Ltd.; BVF Inc. is the general partner of BVF Partners L.P.; and Mark N. Lampert is a director and officer of BVF Inc. The principal business address of these entities and person is 44 Montgomery St., 40th Floor, San Francisco, California 94104.
(7)	This information has been obtained from a Schedule 13G/A filed on February 15, 2022 by Rock Springs Capital Management LP, Rock Springs Capital LLC, its general partner, and Rock Springs Capital Master Fund LP, which states that the shares are held directly by Rock Springs Capital Master Fund LP and Four Pines Master Fund LP. Rock Springs Capital Management LP serves as the investment manager to each of Rock Springs Capital Master Fund LP and Four Pines Master Fund LP. The principal business address of Rock Springs Capital Management LP is 650 South Exeter St., Suite 1070, Baltimore, MD 21202.
(8)	Consists of (a) 1,315,763 shares of common stock and (b) 999,268 shares of common stock underlying options that are exercisable within 60 days of April 12, 2022.
(9)	Consists of (a) 201,883 shares of common stock and (b) 345,855 shares of common stock underlying options that are exercisable within 60 days of April 12, 2022.
(10)	Consists of (a) 136,386 shares of common stock owned directly by Dr. Monahan, (b) 193 shares of common stock owned directly by his spouse and (c) 70,700 shares of common stock underlying options that are exercisable within 60 days of April 12, 2022.
(11)	Consists of (a) 160,214 shares of common stock and (b) 263,176 shares of common stock underlying options that are exercisable within 60 days of April 12, 2022.
(12)	Consists exclusively of shares of common stock.

(13)	Consists of (a) 16,209 shares of common stock, (b) 54,750 shares of common stock underlying options that are exercisable within 60 days of April 12, 2022 and (c) 3,356 shares of common stock underlying restricted stock units that will vest within 60 days of April 12, 2022.
(14)	Consists of (a) 23,891 shares of common stock, (b) 61,775 shares of common stock underlying options that are exercisable within 60 days of April 12, 2022 and (c) 3,356 shares of common stock underlying restricted stock units that will vest within 60 days of April 12, 2022.
(15)	Consists of (a) 30,841 shares of common stock, (b) 36,750 shares of common stock underlying options that are exercisable within 60 days of April 12, 2022 and (c) 3,356 shares of common stock underlying restricted stock units that will vest within 60 days of April 12, 2022.
(16)	Consists of (a) 11,209 shares of common stock, (b) 60,750 shares of common stock underlying options that are exercisable within 60 days of April 12, 2022 and (c) 3,356 shares of common stock underlying restricted stock units that will vest within 60 days of April 12, 2022.
(17)	Consists of (a) 16,209 shares of common stock, (b) 44,750 shares of common stock underlying options that are exercisable within 60 days of April 12, 2022 and (c) 3,356 shares of common stock underlying restricted stock units that will vest within 60 days of April 12, 2022.
(18)	Consists of (a) 634,455 shares of common stock owned directly by Aisling Capital IV, LP (“Aisling”), (b) 16,209 shares of common stock owned directly by Dr. Schiff, (c) 52,750 shares of common stock underlying options held directly by Dr. Schiff that are exercisable within 60 days of April 12, 2022 and (d) 3,356 shares of common stock underlying restricted stock units that will vest within 60 days of April 12, 2022. The shares owned directly by Aisling are held indirectly by Aisling Capital Partners IV, LP (“Aisling GP”), as general partner of Aisling, Aisling Capital Partners IV, LLC (“Aisling Partners”), as general partner of Aisling GP, and each of the individual managing members of Aisling Partners. The individual managing members (collectively, the “Managers”) of Aisling Partners are Dr. Schiff and Steve Elms. Aisling GP, Aisling Partners, and the Managers share voting and dispositive power over the shares directly held by Aisling.
(19)	Consists of (a) 4,438 shares of common stock, (b) 44,305 shares of common stock underlying options that are exercisable within 60 days of April 12, 2022 and (c) 3,356 shares of common stock underlying restricted stock units that will vest within 60 days of April 12, 2022.
(20)	Consists of (a) 46,472 shares of common stock underlying options that are exercisable within 60 days of April 12, 2022 and (b) 3,356 shares of common stock underlying restricted stock units that will vest within 60 days of April 12, 2022.
(21)	Consists of (a) 2,407,686 shares of common stock, (b) 1,818,125 shares of common stock underlying options that are exercisable within 60 days of April 12, 2022 and (c) 26,848 shares of common stock underlying restricted stock units that will vest within 60 days of April 12, 2022.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis section of our proxy statement provides our stockholders with an explanation of our compensation philosophy, program, processes, decisions, and other relevant information related to our named executive officers (“NEOs”). Our NEOs for the year ended December 31, 2021 were:

Name	Position
Neal Walker	President and Chief Executive Officer
Frank Ruffo	Chief Financial Officer
Joseph Monahan	Chief Scientific Officer
Kamil Ali-Jackson	Former Chief Legal Officer(1)
David Gordon	Former Chief Medical Officer(2)

(1)	Ms. Ali-Jackson retired effective January 3, 2022.
(2)	Dr. Gordon left the company effective January 7, 2022.

Executive Summary

Our 2021 Business Performance

We accomplished several important goals in 2021 that relate to our overall corporate mission and strategy of developing novel drug candidates for immuno-inflammatory diseases:

●	Reported positive results from a Phase 2a clinical trial of zunsemetinib, an investigational oral MK2 inhibitor, in subjects with moderate to severe rheumatoid arthritis, and progressed this program into Phase 2b;
●	Initiated study activities in a Phase 2a clinical trial of zunsemetinib in subjects with moderate to severe hidradenitis suppurativa;
●	Reported positive results from a Phase 2a clinical trial of ATI-1777, an investigational topical “soft” JAK 1/3 inhibitor, in subjects with moderate to severe atopic dermatitis, and began progressing this program into Phase 2b;
●	Submitted an investigational new drug application and initiated a Phase 1 clinical trial of ATI-2138, an investigational oral ITK/TXK/JAK3 inhibitor, in healthy subjects; and
●	Raised aggregate net proceeds of $238.2 million in two public offerings of shares of our common stock.

Organizational Changes

Joseph Monahan, Ph.D., was promoted to Chief Scientific Officer in January 2021. Previously, Dr. Monahan served as our Executive Vice President, Research and Development.

In January 2022, we hired James Loerop as our Chief Business Officer.

2021 Say on Pay Vote

At the 2021 annual meeting of stockholders, our stockholders approved the compensation of our NEOs on an advisory basis, with approximately 96.4% of the votes cast “For” such approval. The Compensation Committee interpreted stockholder approval of the executive compensation program at such a level as indicating that a substantial majority of stockholders view our executive compensation program, plan design and governance as continuing to be well aligned with our stockholders, their investor experience and our business outcomes.

Key Compensation Decisions and Actions

Our Compensation Committee took the following actions related to 2021 NEO compensation:

Compensation Area	Highlights
Cash Compensation
●
Approved 3% base salary increases for our NEOs with the exception of Dr. Walker, who did not receive an increase, and Dr. Monahan, who received an increase of 11% in connection with his promotion to Chief Scientific Officer in January 2021
●
Approved the 2021 corporate incentive goals and weightings and associated NEO target bonuses
●
Paid bonuses to our NEOs at a level that reflected performance against our 2021 goals, other significant accomplishments, and individual contributions

Equity Compensation
●
Granted our NEOs annual long-term incentive grants with 4-year vesting to promote retention and shareholder alignment
●
For all NEOs excluding Dr. Monahan, the fair value of the equity grants was comprised 70% in stock options and 30% in restricted stock units (“RSUs”)
●
Dr. Monahan received an annual grant fully comprised of RSUs. This grant was different from the other NEO grants due to his promotion, special contributions toward our clinical progress, and overall equity position relative to other NEOs

Process / Governance	● Updated our peer group of comparable companies ● Re-engaged Pearl Meyer as the Compensation Committee’s independent consultant

Key Compensation Governance Attributes

Our Compensation Committee believes that a sound compensation program is grounded in key governance practices and processes that align with our compensation philosophy and objectives. A summary of these key features includes:

What We Do	What We Don’t Do
✓
Utilize “double-trigger” vesting on equity awards
✓
Have a maximum individual payout on our bonus plan
✓
Have an independent Compensation Committee
✓
Consult an independent compensation consultant
✓
Provide a majority of compensation through long-term incentives that have multi-year vesting schedules
✓
Provide a competitive mix of fixed (e.g., base salary) and variable (e.g., bonus) short-term compensation
✓
Evaluate the risk profile of our pay program
✓
Use a consistent approach to granting and pricing equity awards
✘ No guaranteed salary increases ✘ No executive-only perquisites ✘ No pension plans ✘ No post-employment benefit plans ✘ No hedging or pledging of Company stock ✘ No history of repricing stock options

Approach to Compensation

Compensation Philosophy

Our executive compensation program is based on supporting our overall mission to develop novel, small molecule therapies to help patients with immuno-inflammatory diseases for which satisfactory treatment options are not available.  We emphasize the following values for our employees:

A commitment to advancing innovation	A patient-centric sense of purpose	A high level of professional integrity

Our compensation program is designed to attract, retain and motivate our NEOs by:

✓	providing competitive compensation opportunities;
✓	structuring appropriate levels of risk and reward in proportion to individual contribution and performance; and
✓	establishing appropriate incentives to further our long-term strategic plan.

We accomplish these goals through a total view of compensation that covers multiple compensation elements including but not limited to base salary, cash- and equity-based incentives, and health and welfare benefits.

In setting NEO compensation, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives; however, we do deliver a majority of compensation through long-term incentives.

Process and Roles

We review compensation annually for our NEOs, and in some cases more frequently as deemed appropriate. The various roles that contribute to our decisions and actions each year are as follows:

The Compensation Committee. The Compensation Committee is responsible for establishing and overseeing our executive compensation program. Specific responsibilities of the Compensation Committee are described in this proxy statement under “Information Regarding Committees of the Board of Directors—Compensation Committee.” Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then recommends the compensation for each NEO. Our Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our executive officers.

Role of our Chief Executive Officer and other Management Members. Our Chief Executive Officer evaluates and reviews with the Compensation Committee the individual performance and contributions of each of the other NEOs and makes recommendations to the Compensation Committee regarding base salary, and short- and long-term incentive awards. The Compensation Committee reviews and considers such recommendations, but ultimately retains full discretion and authority over the final compensation decisions for the NEOs. Our Chief Executive Officer also recommends the Company performance objectives that are used to determine bonus amounts and consults with select members of management in the development of the goals. The Compensation Committee may request that certain executives attend portions of Compensation Committee meetings based on the topics being covered and their respective areas of expertise. NEO compensation decisions are made in executive session without the respective NEOs present.

Role of our Independent Compensation Consultant. In 2020 the Compensation Committee retained Pearl Meyer, a compensation consulting firm, to evaluate and make recommendations with respect to our executive compensation program for 2021. Pearl Meyer’s role included assisting the Compensation Committee with the selection of a peer group of companies for comparison purposes, an analysis of our existing executive compensation, the design of our long-term incentive program, an analysis of our director compensation policy, sharing new developments in areas that fall within the Compensation Committee’s jurisdiction, and advising the Compensation Committee regarding all its responsibilities. The consultant serves at the pleasure of the Compensation Committee, and the consultant’s fees were approved by the Compensation Committee.

Use of Market Data

The Compensation Committee makes use of market data in making its decisions. One of these references is compensation market data derived from other comparable public companies. In July 2020, Pearl Meyer developed a peer group for use in evaluating the competitiveness of NEO compensation arrangements. The group consisted of 24 companies that were comparable to ours at that time.  The key criteria used to arrive at the selected companies was as follows:

●	U.S. publicly traded biotechnology or pharmaceutical companies;
●	development-stage; and
●	comparable size, as defined by market capitalization, operating expenses, and number of full-time employees.

In July 2020, the Compensation Committee approved the following peer group, which such group was used by the Compensation Committee in connection with establishing compensation for 2021:

Aldeyra Therapeutics, Inc.	Concert Pharmaceuticals, Inc.	Ovid Therapeutics Inc.
Alpine Immune Sciences, Inc.	Entasis Therapeutics Holdings Inc.	Pieris Pharmaceuticals, Inc.
Aptinyx Inc.	Equillium, Inc.	Recro Pharma, Inc.
Axcella Health Inc.	Idera Pharmaceuticals, Inc.	SCYNEXIS, Inc.
Celldex Therapeutics, Inc.	Immunic, Inc.	Selecta Biosciences, Inc.
Cerecor Inc.	IVERIC bio, Inc.	Seres Therapeutics, Inc.
Chimerix, Inc.	Liquidia Technologies, Inc.	Spero Therapeutics, Inc.
Clearside Biomedical, Inc.	Onconova Therapeutics, Inc.	Synlogic, Inc.

In October 2021, Pearl Meyer again reviewed the peer group of companies for continued appropriateness. The criteria used to develop this peer group was the same as the previous year, as adjusted for our new organizational size and market capitalization. This criterion resulted in the following peer group of 23 companies used to set 2022 compensation opportunities:

Aldeyra Therapeutics, Inc.	Forma Therapeutics Holdings, Inc.	RAPT Therapeutics, Inc.
AlloVir, Inc.	Inhibrx, Inc.	Replimune Group, Inc.
AnaptysBio, Inc.	iTeos Therapeutics, Inc.	Scholar Rock Holding Corporation
BioXcel Therapeutics, Inc.	IVERIC bio, Inc.	Selecta Biosciences, Inc.
C4 Therapeutics, Inc.	Krystal Biotech, Inc.	Seres Therapeutics, Inc.
Celldex Therapeutics, Inc.	Marinus Pharmaceuticals, Inc.	Spero Therapeutics, Inc.
Cortexyme, Inc.	Nurix Therapeutics, Inc.	Stoke Therapeutics, Inc.
Evelo Biosciences, Inc.	Passage Bio, Inc.

Other Information Used in Decision-Making Process

As part of its deliberations, the Compensation Committee reviews and considers, as appropriate, materials such as financial reports and budgets, tax and accounting information, executive stock ownership information, stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant.

Compensation Programs and Decisions

Overview

Compensation for our NEOs is comprised primarily of the following four main components:

Element	Summary Purpose
Base Salary	Provide a fixed source of income commensurate with the NEOs’ positions at the Company
Annual Cash Incentive Bonus	Motivate NEOs to achieve our annual corporate objectives that we believe will translate to long-term stockholder value creation and achievement of our mission
Long-term Equity Incentives	Aid in attraction and retention of NEOs and create stockholder alignment
Benefits	Provide our NEOs with health and welfare benefits, as well as certain protections if we experience a change in control or an NEO is separated

Each of these key elements is further described below, along with the key decisions made for the 2021 plan year.

Annual Base Salary

Base salaries are determined by the Compensation Committee for each NEO. The Compensation Committee considers each NEO’s experience, expertise and performance, market compensation levels for similar positions, recommendations from the CEO (for all NEOs except himself), and recommendations from Pearl Meyer in making decisions regarding salary levels.

The following table presents the annual base salaries for each of our NEOs for 2020 and 2021:

Name	Annual Base Salary ($)		Percentage Increase	Rationale for Increase
	2020	2021
Neal Walker	566,500(1)	566,500	0.0%	—
Frank Ruffo	390,000	401,700	3.0%	Merit Increase
Joseph Monahan	315,000	350,000	11.1%	Promotion(2)
Kamil Ali-Jackson	380,000	391,400	3.0%	Merit Increase
David Gordon	412,090	424,453	3.0%	Merit Increase

(1)	Represents Dr. Walker’s annual base salary as of the end of 2020.
(2)	Dr. Monahan was promoted to Chief Scientific Officer in January 2021. The increase shown in the table above was the first of a two-year step-up in base salary intended to align Dr. Monahan with the base salaries of chief scientific officers among the peer group of companies. As described below, in 2022, his base salary was further increased to $420,000 to place him near the median among the peer group.

Annual Bonus (Non-Equity Incentive Plan Compensation)

We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations, and with respect to our NEOs other than the Chief Executive Officer, their respective individual goals, for each fiscal year.

The actual annual bonus paid, if any, is calculated by multiplying the NEO’s annual base salary, target bonus percentage, the percentage attainment of the corporate goals established by the Board for such year, and for our NEOs other than the Chief Executive Officer, the percentage attainment of the individual goals established by our Chief Executive Officer. The Compensation Committee is not required to determine bonuses based on this exact formula and reserves the right to consider other factors and adjust bonus amounts accordingly.

For 2021, the bonus funding factor was weighted 75% for corporate goals and 25% for individual goals for all NEOs other than our Chief Executive Officer, whose bonus funding was 100% dependent on the achievement of corporate goals.

After the end of the year, the Compensation Committee reviews our performance against our goals and approves the extent to which we achieved each of our corporate goals and, with the input of our Chief Executive Officer, individual performance, as applicable, and, for each NEO, the amount of the bonus awarded.

The following chart depicts the structure of our annual bonus program for 2021:

Base Salary	X	Target Bonus Percentage	X	Bonus Funding Factor (allocated as follows)		=	Annual Cash Incentive Bonus Earned
				Corporate Funding Factor	Individual Funding Factor (if any)

In February 2021, our Compensation Committee established the following target bonus opportunities for each NEO for 2021 that reflected the individual’s role and also took into consideration target bonuses among executives at peer companies:

Name	2021 Annual Base Salary ($)	2021 Target Bonus Opportunity (% of Base Salary)	2021 Target Bonus Opportunity ($)
Neal Walker	566,500	60%	339,900
Frank Ruffo	401,700	40%	160,680
Joseph Monahan	350,000	40%	140,000
Kamil Ali-Jackson	391,400	40%	156,560
David Gordon	424,453	40%	169,781

In early 2021, our Compensation Committee approved our 2021 corporate performance goals. These goals were divided into two primary categories that the Compensation Committee believed were critical to achieving the Company’s mission: (a) research and development goals, which together comprised 70% of the overall corporate performance target score, and (b) other corporate goals, which comprised 30% of the overall corporate performance target score. These two categories of objectives included specific deliverables, described below, with differing weightings. The Compensation Committee also approved stretch performance goals in both the research and development and other corporate categories that, if earned, could increase the overall funding of the bonus plan up to a maximum of 140% of the corporate performance target score. The plan goals were generally intended to be measured over one year but could be accomplished at various times during the year.  For each corporate goal described below, partial credit could be given by the Compensation Committee based on the actual level of achievement.

In early 2022, the Compensation Committee evaluated the level of achievement for the 2021 corporate performance goals.  The following chart provides a summary of the corporate goals for 2021 and resulting assessment of achievement:

	Weighting (%)	Credit Given for Achievement (%)
Research and Development	70	70
● Progress Zunsemetinib program
● Progress ATI-1777 program
● Progress ATI-2138 program
● Progress gut-biased program
● Select new targets using KINect® platform
Other Corporate	30	20
● Business development, financing, and investor relations
● Operational/Compliance
Total Score	100	90
Stretch Goals	40	24
● Research and development
● Other corporate
Total Score (with Stretch Goals)	140	114

Our research and development goals included various deliverables in connection with progressing zunsemetinib to a Phase 2b clinical trial in subjects with moderate to severe rheumatoid arthritis and progressing the clinical development of zunsemetinib in at least one additional indication; completing the Phase 2a trial of ATI-1777 in subjects with moderate to severe atopic dermatitis; commencing a Phase 1 clinical trial of ATI-2138; and progressing discovery activities with respect to our pipeline. The deliverables related to progressing our zunsemetinib program comprised the largest weighting within this category. The research and development stretch objectives related to more advanced development of our drug development candidates, as well as goals related to our contract research business.

In assessing our level of achievement, the Compensation Committee considered, among other things, several development and regulatory achievements, including the advancement into the Phase 2b clinical trial of zunsemetinib in subjects with moderate to severe rheumatoid arthritis and Phase 2a clinical trial of zunsemetinib in subjects with moderate to severe hidradenitis suppurativa, the completion of the Phase 2a clinical trial of ATI-1777 in subjects with moderate to severe atopic dermatitis, the submission and allowance of an investigational new drug application for ATI-2138 and the commencement of a Phase 1 clinical trial, and the progression of IND-enabling studies for ATI-2231, an oral MK2 inhibitor. With respect to the stretch goals, the Compensation Committee considered the progress made with respect to the Phase 2a clinical trial of zunsemetinib in subjects with moderate to severe psoriatic arthritis, the advancement of our oncology program, as well as the results of our contract research business. The Compensation Committee determined that partial credit for the stretch goals was warranted, but full credit was not awarded as we had not achieved some of the preclinical development goals.

Our other corporate goals included deliverables in the areas of business development, capital raising and investor relations, as well as certain operational and compliance goals. The other corporate stretch goals related to higher capital raising targets. In assessing our level of achievement of these goals, the Compensation Committee considered, among other things, the completion of our June 2021 public offering that provided us with net proceeds of $134.9 million and the successful implementation of compliance procedures relating to the auditor attestation of our internal control over financial reporting required for the first time in 2021 under Section 404(b) of the Sarbanes-Oxley Act. The Compensation Committee concluded that partial credit for our other corporate goals was warranted, noting that we had not completed certain business development transactions that could have resulted in full credit. With respect to capital raising, we surpassed the target for full credit and received partial credit for the stretch target.

In addition to the corporate performance goals described above, our Chief Executive Officer evaluated the individual performance of each of Mr. Ruffo and Dr. Monahan and recommended a level of achievement to the Compensation Committee. The individual goals focused on contributions toward our corporate objectives as well as the personal qualities necessary to effectively manage a team, solve problems and drive our business forward. The Chief Executive Officer recommended full credit for these individual objectives, which the Compensation Committee approved.

Applying the corporate and individual funding factor weightings, the Compensation Committee approved the following bonus payouts for 2021:

Name	Target Bonus Opportunity ($)	Corporate Funding Factor Credit (%)	Individual Funding Factor Credit (%)	Earned Bonus ($)	Actual Bonus as a Percent of Target (%)
Neal Walker	339,900	114.0	—	387,486	114.0
Frank Ruffo	160,680	85.5*	25	177,551	110.5
Joseph Monahan	140,000	85.5*	25	154,700	110.5

* Represents 114% multiplied by 75%, the corporate funding factor for the officer.

Ms. Ali-Jackson and Dr. Gordon were not included for purposes of the forgoing annual bonus assessments, as each of them had departed the Company in January 2022, prior to the annual bonus determinations. As described below, each of Ms. Ali-Jackson and Dr. Gordon received 100% of their 2021 target bonus as part of severance agreements that were effective in 2022.

Long-term Incentives

Long-term incentives represent a key element of our overall compensation program. This compensation element is primarily used to aid in attracting and retaining the talent we need to achieve our mission, strategies, and underlying corporate goals.  Additionally, long-term incentives align the interests of our NEOs with our stockholders.

The Compensation Committee typically approves long-term incentive grants for NEOs at the start of their employment, and annually thereafter in connection with the annual performance review. Additionally, the Compensation Committee may periodically grant additional equity awards based on changes in job responsibility, performance and contribution, or other special circumstances.

For the 2021 plan year, the Compensation Committee approved both stock options and RSUs for NEOs (except for Dr. Monahan, who received only RSUs) as part of their annual long-term incentive awards.  The vesting schedules for grants made in 2021 are as follows:

●	Stock option grants vest in equal installments on the anniversary of the grant date over a 4-year period
●	RSU grants vest in equal installments on the anniversary of the grant date over a 4-year period

In determining annual long-term incentive grants for NEOs, the Compensation Committee reviews market data for annual long-term incentive grant levels and groups the NEOs accordingly. The market data that the Compensation Committee reviewed for the purpose of sizing equity grants represented peer group annual long-term incentive awards expressed as a percentage of shares of common stock outstanding. This market statistic was used as part of the planning process which began in November 2020 using the Company’s then-current peer group. However, in January 2021, we announced positive preliminary topline results from a Phase 2a trial of zunsemetinib in subjects with moderate to severe rheumatoid arthritis, which had a significant positive impact on our stock price. The stock price increase also significantly increased the grant date fair value of the planned 2021 long-term incentive grant; taking into account this development, in February 2021 the Compensation Committee decided it was appropriate to reduce the number of shares underlying the proposed stock option and RSU award levels by approximately 25% to partially offset the increase in grant date fair value.

In February 2021, the Compensation Committee approved the grant of stock options and/or RSUs to each of our NEOs. For all NEOs except Dr. Monahan, the aggregate fair value of the grants were apportioned 70% to stock options and 30% to RSUs, with stock options being converted to RSUs at a 1.5 to 1 ratio. Dr. Monahan’s annual long-term incentive award was comprised solely of RSUs, which the Compensation Committee deemed appropriate given his promotion to Chief Scientific Officer, contributions toward our mission, and to provide him with an equity stake to further promote alignment with stockholders.

The following table sets forth the number of shares of common stock issuable upon exercise of the stock options, and the number of shares of common stock issuable upon the vesting of the RSUs, granted to our NEOs in 2021:

Name	Number of Stock Options Granted (#)	Exercise Price ($)	Number of RSUs Granted (#)
Neal Walker	255,800	24.06	73,100
Frank Ruffo	116,000	24.06	33,200
Joseph Monahan	—	—	200,000
Kamil Ali-Jackson	99,500	24.06	28,400
David Gordon	99,500	24.06	28,400

Severance and Change of Control Benefits

Our NEOs are entitled to certain benefits if the executive’s employment terminates in certain circumstances or if a change of control occurs.  The terms of these arrangements and the amounts payable under them are described below for each NEO under “Compensation Tables—Potential Payments Upon Termination or Change-in-Control.” We provide these benefits because we believe that severance protection is necessary to attract executives to join our company, as well as to help our executives focus on the best interests of the Company when performing their duties and when making strategic decisions about a potential corporate transaction or change in control.

In November 2021, we entered into a severance agreement with Ms. Ali-Jackson under which she is entitled to receive: (i) a lump-sum cash amount of $391,400, representing 12 months’ base salary, plus a lump sum of $156,560, representing 100% of her target 2021 bonus, all of which amounts were paid in January 2022; (ii) accelerated vesting with respect to 45,518 shares underlying restricted stock units that would have otherwise been unvested as of the termination of her employment; (iii) accelerated vesting with respect to 61,607 shares underlying stock options that would have otherwise been unvested as of the termination of her employment; (iv) an extension of the period following her retirement date to exercise her stock options from 90 to 180 days; and (v) payment by us of the medical, vision and dental coverage premiums for herself and her eligible dependents for up to 12 months from January 31, 2022, so long as she remains eligible and timely elects coverage under COBRA. Ms. Ali-Jackson was also paid $67,742, representing her accrued but unused vacation time, in January 2022.

In January 2022, we entered into a severance agreement with Dr. Gordon under which he is eligible to receive: (i) a lump-sum cash amount of $169,781, representing 100% of his 2021 target bonus, which was paid in January 2022; and (ii) reimbursement of any insurance premiums paid by him under COBRA through February 28, 2022. Dr. Gordon was also paid $25,282, representing his accrued but unused vacation time, in January 2022.

Benefits

We maintain a tax-qualified retirement plan (our 401(k) plan) that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis, up to limits prescribed by applicable law. Currently, we match each eligible employee’s contributions up to 4% of total eligible compensation. Employees are immediately and fully vested in their contributions and our matching contribution.

Our NEOs are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. Our NEOs accrue more vacation time each pay period than other employees.

We do not otherwise provide perquisites or personal benefits to our NEOs.

Prohibition on Hedging and Pledging

Our insider trading policy prohibits directors, officers, and other employees from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledging or other inherently speculative transactions with respect to our stock at any time.

Tax and Accounting Considerations

The Compensation Committee and management consider individual and corporate tax consequences, as well as the accounting impact, of the compensation plans prior to making changes.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a company will generally not be entitled to a tax deduction for individual compensation over $1 million that is paid to certain executive officers. As in effect prior to its recent amendment by the Tax Cuts and Jobs Act of 2017, Section 162(m) provided an exception to the deductibility limitations for performance-based compensation that met certain requirements. While considering the impact of Section 162(m) and awarding certain elements of compensation that, at the time, were intended to qualify as performance-based compensation, the Compensation Committee did not adopt a policy requiring all compensation to be fully deductible under Section 162(m). As Section 162(m) has been amended, effective for taxable years beginning after December 31, 2017, the “performance-based” compensation exception was eliminated from Section 162(m), except for certain grandfathered arrangements under the transition rules. The Compensation Committee will continue to consider the potential impact of the application of Section 162(m) on compensation for our executive officers and reserves the right to provide compensation to executive officers that may not be tax-deductible, as well as the right to modify compensation that was initially intended to qualify as “performance-based” compensation if it believes that taking any such action is in the best interests of our company and stockholders.

We account for equity compensation paid to our employees under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, which requires us to estimate and record an expense over the service period of the equity award. Our cash compensation is recorded as an expense over the period the compensation is earned. The accounting impact is one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.

2022 Compensation Actions

The Compensation Committee or Board also approved the following items in early 2022 related to NEO compensation.   These actions were taken following review of analyses provided by Pearl Meyer with respect to employment agreements for similarly situated executives at peer companies.  The compensation tables provided below do not take into account any compensation changes made in 2022, but this information is being provided as supplemental disclosure to aid in understanding our recent compensation-related activities.

●	In January 2022, we entered into amended and restated employment agreements with Dr. Walker and Mr. Ruffo, and an employment agreement with Dr. Monahan (who did not previously have an employment agreement). Under these new agreements, Dr. Walker and Mr. Ruffo are eligible for the same benefits and payments in the event of certain qualifying terminations or non-renewals of their employment as were contained in their prior agreements (except for the adjustments described below), and Dr. Monahan is eligible for the same such benefits and payments as Mr. Ruffo:
o	In the event of a termination of employment due to death or “Disability”, or in the event the Company terminates his employment “Without Cause” or if he resigns for “Good Reason” unrelated to a “Change of Control” (each as defined in the employment agreements), Mr. Ruffo’s base salary continuation period and COBRA coverage continuation period was increased from nine months to 12 months.
o	In the event of any foregoing termination related to a Change of Control, (i) Dr. Walker’s base salary continuation period was decreased from 24 months to 18 months and he is eligible to receive an additional payment equal to 1.5 times his target bonus for the year of termination, and (ii) Mr. Ruffo’s base salary continuation period and COBRA coverage continuation period was reduced from 15 months to 12 months and he is eligible to receive an additional payment equal to his target bonus for the year of termination.
o	In the event of a non-renewal by the Company, (i) Dr. Walker’s COBRA coverage continuation period was increased from eight months to 12 months and (ii) Mr. Ruffo’s base salary continuation period was increased from nine months to 12 months and his COBRA coverage continuation period was increased from five months to 12 months.
●	In January 2022, we hired James Loerop as our Chief Business Officer and entered into an employment agreement with him effective as of January 31, 2022. Mr. Loerop receives an annual base salary of $416,000 and is eligible to earn an incentive bonus with a target bonus equal to 40% of his base salary. Mr. Loerop is also eligible for certain benefits and payments in the event of certain qualifying terminations or non-renewals of his employment, on the same terms and conditions as apply to Mr. Ruffo as described above.
●	In February 2022, the Compensation Committee approved (i) annual base salaries (retroactively effective to January 1, 2022) for Dr. Walker, Mr. Ruffo and Dr. Monahan of $589,680, $417,768 and $420,000, respectively and (ii) the same target bonus opportunities (as a percentage of base salary) as were approved for 2021 for Dr. Walker, Mr. Ruffo and Dr. Monahan.

●	In March 2022, Dr. Walker, Mr. Ruffo and Dr. Monahan received an annual equity grant consisting of 96,000, 44,300 and 43,700 restricted stock units, respectively, and stock options to purchase 336,100, 155,200 and 153,100 shares, respectively, in each case which awards vest in four equal installments on March 1, 2023, March 1, 2024, March 1, 2025 and March 1, 2026, subject to the officer’s continuous service with us as of the applicable vesting date.

Compensation Risk Assessment

The Compensation Committee reviews our compensation program, including compensation levels, designs, practices, and policies to understand if there are any areas that are likely to promote excessive risk-taking or create risks that have a material adverse effect on the Company. Based on the review, we believe that, through a combination of risk-mitigating features and incentives guided by relevant market practices and Company-wide goals, our compensation policies, programs, and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The following features are noted as strong mitigating features:

●	we provide a balance of fixed and performance-based compensation;
●	our short-term incentive plan is based on a variety of corporate goals;
●	the Compensation Committee has discretion to reduce or eliminate a payout under our annual cash incentive plan;
●	our long-term incentive grants vest over time, generally over four years of continuous service;
●	we have a prohibition on hedging and pledging of our stock;
●	we have an independent Compensation Committee; and
●	the Compensation Committee engages with an independent compensation consultant.

COMPENSATION TABLES

Summary Compensation Table

The following table presents the compensation awarded to or earned by each of our NEOs for the years ended December 31, 2021, 2020 and 2019.

			(1)	(1)	(2)
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Neal Walker	2021	566,500	1,758,786	4,130,564	387,486	11,600	(3)	6,854,936
President and Chief Executive Officer	2020	423,784	535,830	231,784	407,880	11,400	(3)	1,610,678
	2019	499,875	2,434,518	—	203,940	11,200	(3)	3,149,533
Frank Ruffo	2021	401,700	798,792	1,873,125	177,551	11,600	(3)	3,262,768
Chief Financial Officer	2020	390,000	125,453	105,356	179,400	11,400	(3)	811,609
	2019	390,000	651,990	—	109,200	11,200	(3)	1,162,390
Joseph Monahan(4)	2021	350,000	4,812,000	—	154,700	10,605	(3)	5,327,305
Chief Scientific Officer
Kamil Ali-Jackson(5)	2021	391,400	683,304	1,606,689	—	2,005,713	(6)	4,687,106
Former Chief Legal Officer	2020	380,000	117,089	84,285	174,800	11,400	(3)	767,574
David Gordon	2021	424,453	683,304	1,606,689	—	206,663	(7)	2,921,109
Former Chief Medical Officer	2020	412,090	41,818	105,356	189,561	11,400	(3)	760,225
	2019	406,000	843,592	—	113,680	8,904	(3)	1,372,176

(1)	The amounts reflect the full grant date fair value for RSU and stock option awards granted during the indicated year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing stock options and restricted stock unit awards are described in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
(2)	The amounts reflect the portion of each officer’s target annual bonus paid based on the achievement of our corporate and individual goals, as applicable, which for 2021 are discussed further above under “Compensation Program and Decisions—Annual Bonus (Non-Equity Incentive Plan Compensation).”
(3)	The amount consists of company matching contributions to the executive's 401(k) plan account.
(4)	Dr. Monahan was not an NEO for the years ended December 31, 2020 or 2019 and, accordingly, only his compensation for the year ended December 31, 2021 is included in the Summary Compensation Table in accordance with SEC rules.
(5)	Ms. Ali-Jackson was not an NEO for the year ended December 31, 2019 and, accordingly, only her compensation for the years ended December 31, 2021 and 2020 is included in the Summary Compensation Table in accordance with SEC rules.
(6)	The amount consists of (i) $11,600 in company matching contributions to Ms. Ali-Jackson’s 401(k) plan account, (ii) the following payments in connection with her severance agreement entered into in November 2021, which became effective in January 2022: (a) $391,400, representing 12 months’ base salary, (b) $156,560, representing 100% of her 2021 target bonus, (c) $799,790, representing the incremental fair value of accelerated vesting of RSUs; and (d) $578,621, representing the incremental fair value associated with accelerated vesting of, and extension of the exercise period for, her stock options and (iii) $67,742, representing accrued but unused vacation time paid out upon termination of employment in January 2022.
(7)	The amount consists of (i) $11,600 in company matching contributions to Dr. Gordon’s 401(k) plan account, (ii) $169,781, representing 100% of his 2021 target bonus paid in January 2022 in connection with his severance agreement, and (iii) $25,282, representing accrued but unused vacation time paid out upon termination of employment in January 2022.

Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards to our NEOs during the year ended December 31, 2021:

				(2)	(3)		(4)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target ($)	Maximum ($)
Neal Walker		339,900	475,860
	3/1/2021				255,800	24.06	4,130,564
	3/1/2021			73,100			1,758,786
Frank Ruffo		160,680	208,884
	3/1/2021				116,000	24.06	1,873,125
	3/1/2021			33,200			798,792
Joseph Monahan		140,000	182,000
	3/1/2021			200,000			4,812,000
Kamil Ali-Jackson		156,560	203,528
	3/1/2021				99,500	24.06	1,606,689
	3/1/2021			28,400			683,304
David Gordon		169,781	220,715
	3/1/2021				99,500	24.06	1,606,689
	3/1/2021			28,400			683,304

(1)	Amounts represent cash bonus opportunities provided to NEOs in 2021 under our annual bonus program. There are no threshold payouts, as partially met goals can receive a score based on the partial achievement. Target payment amounts assume goal attainment of 100% of the corporate and individual (as applicable) performance goals. Maximum payment amounts assume goal attainment of 140% of corporate performance goals and 100% of individual goals (as applicable). The criteria used to determine the amount of the annual bonus payable to each NEO for 2021 is described above under “Compensation Programs and Decisions—Annual Bonus (Non-Equity Incentive Plan Compensation).” The actual amounts earned for 2021 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	These RSUs vest over four years in four equal installments beginning on the first anniversary of the grant date.
(3)	These stock options vest over four years in four equal installments beginning on the first anniversary of the grant date.
(4)	The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. The assumptions we used in valuing stock options and restricted stock unit awards are described in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Outstanding Equity Awards at December 31, 2021

The following table provides information about outstanding equity awards held by each of our NEOs at December 31, 2021:

									(10)
	Option Awards						Stock Awards
Name	Type of Award	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(10)
		Exercisable	Unexercisable
Neal Walker	Option	43,548	—		0.72	8/12/2024
	Option	118,840	—		1.52	12/7/2024
	Option	211,019	—		10.66	8/31/2025
	Option	137,335	—		28.68	12/17/2025
	Option	145,600	—		28.92	12/14/2026
	Option	113,400	37,800	(1)	22.09	1/31/2028
	Option	63,888	191,664	(3)	1.26	3/1/2030
	Option	—	255,800	(4)	24.06	2/28/2031
	RSU						10,800	(1)	157,032
	RSU						192,300	(2)	2,796,042
	RSU						54,762	(3)	796,239
	RSU						73,100	(4)	1,062,874
Frank Ruffo	Option	7,231	—		0.72	8/12/2024
	Option	20,289	—		1.52	12/7/2024
	Option	65,416	—		10.66	8/31/2025
	Option	49,439	—		28.68	12/17/2025
	Option	62,400	—		28.92	12/14/2026
	Option	40,500	13,500	(1)	22.09	1/31/2028
	Option	29,040	87,120	(3)	1.26	3/1/2030
	Option	—	116,000	(4)	24.06	2/28/2031
	RSU						3,875	(1)	56,343
	RSU						51,500	(2)	748,810
	RSU						24,892	(3)	361,930
	RSU						33,200	(4)	482,728
Joseph Monahan	Option	56,000	—		25.80	8/31/2027
	Option	11,025	3,675	(1)	22.09	1/31/2028
	RSU						1,050	(1)	15,267
	RSU						27,500	(2)	399,850
	RSU						37,500	(3)	545,250
	RSU						200,000	(4)	2,908,000
Kamil Ali-Jackson	Option	2,176	—		0.72	8/12/2024
	Option	6,522	—		1.52	12/7/2024
	Option	45,939	—		28.68	12/17/2025
	Option	83,200	—		28.92	12/14/2026
	Option	40,500	13,500	(6)	22.09	1/31/2028
	Option	23,232	69,696	(7)	1.26	3/1/2030
	Option	—	99,500	(8)	24.06	2/28/2031
	RSU						3,875	(5)	56,343
	RSU						34,350	(5)	499,449
	RSU						19,914	(5)	289,550
	RSU						28,400	(5)	412,936
David Gordon	Option	63,000	21,000	(9)	19.53	7/1/2028
	Option	29,040	87,120	(9)	1.26	3/1/2030
	Option	—	99,500	(9)	24.06	2/28/2031
	RSU						6,000	(9)	87,240
	RSU						41,200	(9)	599,048
	RSU						24,892	(9)	361,930
	RSU						28,400	(9)	412,936

(1)	These unvested stock options and RSUs, as applicable, vested in full on February 1, 2022.

(2)	Of the unvested RSUs, one-half vested on March 1, 2022, and the remainder will vest on March 1, 2023, subject to the officer’s continued service through each applicable vesting date.
(3)	Of the unvested stock options and RSUs, as applicable, one-third vested on March 2, 2022, and the remainder will vest in two equal installments on March 2, 2023 and March 2, 2024, subject to the officer’s continued service through each applicable vesting date.
(4)	Of the unvested stock options and RSUs, as applicable, one-fourth vested on March 1, 2022, and the remainder will vest in three equal installments on March 1, 2023, March 1, 2024 and March 1, 2025, subject to the officer’s continued service through each applicable vesting date.
(5)	A total of 45,518 RSUs vested on January 3, 2022, the effective date of Ms. Ali-Jackson's retirement from the Company, and the remaining RSUs were forfeited.
(6)	These stock options vested in full on January 3, 2022, the effective of date of Ms. Ali-Jackson's retirement from the Company.
(7)	This stock option vested with respect to 23,232 shares on January 3, 2022.
(8)	This stock option vested with respect to 24,875 shares on January 3, 2022.
(9)	The unvested stock options and RSUs were forfeited on January 7, 2022 upon Dr. Gordon’s termination of employment.
(10)	Based on the closing price of our common stock of $14.54 per share on December 31, 2021.

Option Exercises and Stock Vested

The following table shows certain information regarding option exercises and RSUs that vested during the year ended December 31, 2021 for our NEOs:

		(1)		(2)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Neal Walker	—	—	198,218	4,694,406
Frank Ruffo	—	—	71,111	1,679,769
Joseph Monahan	—	—	79,633	1,866,042
Kamil Ali-Jackson	65,416	865,229	60,876	1,434,860
David Gordon	—	—	122,397	2,859,461

(1)	All shares acquired upon exercise were sold on the exercise date. The value realized upon exercise is the aggregate total of the difference between the sale price and the exercise price per option, multiplied by the number of shares acquired on exercise.
(2)	Computed by multiplying the closing market price of our common stock on the vesting date by the number of RSUs subject to such award vesting on the applicable vesting date.

Potential Payments Upon Termination or Change-in-Control

Employment Agreements

In 2015, we entered into employment agreements with Dr. Walker, Mr. Ruffo and Ms. Ali-Jackson. Under these agreements, which were in effect as of December 31, 2021, each of them was each eligible to receive severance benefits in specified circumstances. As described above, in January 2022 we entered into amended employment agreements with Dr. Walker and Mr. Ruffo. Also as described above, in November 2021 we entered into a severance agreement with Ms. Ali-Jackson under which she received certain payments in connection with her retirement in 2022.

Severance Upon Qualifying Termination Unrelated to a Change of Control

Each employment agreement provides for payments in the event the executive’s employment is terminated due to death or “Disability”, or in the event we terminate the executive’s employment “Without Cause” or if the executive resigns for “Good Reason” (each as defined below), provided that the executive executes and does not revoke a release of claims (each, a “Qualifying Termination”).

In the event of a Qualifying Termination, each executive would receive the following severance benefits:

●	continued payment of then-current base salary for a period of 12 months following termination for Dr. Walker and for a period of nine months following termination for Mr. Ruffo and Ms. Ali-Jackson, in each case payable in accordance with our normal payroll practices;
●	a lump-sum payment of any approved but unpaid bonuses or portion thereof for the preceding year or the year of termination; and
●	a direct payment by the Company to the applicable healthcare provider of 100% of the medical, vision and dental coverage premiums to maintain any COBRA coverage for which he or she is eligible and has appropriately elected through the earlier of (i) 12 months following termination for Dr. Walker and nine months following termination for Mr. Ruffo and Ms. Ali-Jackson and (ii) the date he or she becomes eligible for substantially equivalent coverage in connection with new employment.

Severance Upon Qualifying Termination Related to a Change of Control

In the event of a Qualifying Termination on or within three months prior to, or within 12 months following, a “Change of Control” (as defined below), each executive would receive the following severance benefits:

●	continued payment of then-current base salary for a period of 24 months following termination for Dr. Walker and for a period of 15 months following termination for Mr. Ruffo and Ms. Ali-Jackson, in each case payable in accordance with our normal payroll practices;
●	a lump-sum payment of any approved but unpaid bonuses or portion thereof for the preceding year or the year of termination;
●	a direct payment by the Company to the applicable healthcare provider of 100% of the medical, vision and dental coverage premiums to maintain any COBRA coverage for which he or she is eligible and has appropriately elected through the earlier of (i) 18 months following termination for Dr. Walker and 15 months following termination for Mr. Ruffo and Ms. Ali-Jackson and (ii) the date he or she becomes eligible for substantially equivalent coverage in connection with new employment; and
●	if the termination occurs on or within three months prior to the Change of Control, all of his or her unvested stock options and other equity awards outstanding on the effective date of termination would become fully vested on the effective date of the Change of Control, or if the termination occurs within 12 months following the effective date of the Change of Control (provided that any surviving corporation or acquiring corporation assumes his or her stock options or other equity awards, as applicable, or substitutes similar stock options or equity awards for his or her stock options or equity awards, as applicable, in accordance with the terms of the applicable equity incentive plans), all unvested stock options and other equity awards outstanding on the effective date of termination would become fully vested on the date of termination.

Severance Upon Non-Renewal by the Company

Each employment agreement provides for payments in the event the executive’s employment is terminated upon non-renewal by the Company, provided that the executive executes and does not revoke a release of claims. If such termination occurs, each executive would receive the following severance benefits:

●	continued payment of then-current base salary for a period of 12 months following termination for Dr. Walker and for a period of nine months following termination for Mr. Ruffo and Ms. Ali-Jackson, in each case payable in accordance with our normal payroll practices;
●	a lump-sum payment of any approved but unpaid bonuses or portion thereof for the preceding year or the year of termination; and
●	a direct payment by the Company to the applicable healthcare provider of 100% of the medical, vision and dental coverage premiums to maintain any COBRA coverage for which he or she is eligible and has appropriately elected through the earlier of (i) eight months following termination for Dr. Walker and five months following termination for Mr. Ruffo or Ms. Ali-Jackson and (ii) the date the officer becomes eligible for substantially equivalent coverage in connection with new employment.

Change in Control Severance Benefit Plan

During 2021, Drs. Monahan and Gordon were participants under our Change in Control Severance Benefit Plan. As described above, in January 2022, Dr. Monahan entered into an employment agreement with the Company, which provides him additional benefits beyond those to which he was entitled under the Change in Control Severance Benefit Plan. In addition, as described above, Dr. Gordon’s employment with the Company ceased in January 2022 and he entered into a severance agreement under which he received certain payments.

Pursuant to the severance plan, subject to specified exceptions, with respect to each of Drs. Monahan and Gordon, in the event (i) we had terminated the executive without Cause and other than as a result of death or disability and (ii) such termination occurred during the period commencing 60 days prior to the closing of a Change of Control and ending 12 months following the closing of a Change of Control, the executive would have received, upon execution and effectiveness of a release of claims:

●	a lump-sum payment equal to 50% of his then-current annual base salary;
●	a payment equal to his target annual bonus, prorated based on the number of days served in the calendar year in which the termination occurs, paid in a lump sum within ten business days following the later of the date the release of claims becomes effective or the closing of the Change of Control;
●	full acceleration of vesting of all outstanding stock options and other stock awards and the lapse of any reacquisition or repurchase rights held by us with respect to any outstanding stock awards; and
●	direct payment by us to our group health care provider of COBRA premiums, less the amount he would be required to pay under our plans for health insurance coverage while actively employed, for six months following his termination.

Definitions

With respect to each of our NEOs, the following definitions were adopted in their employment agreements and/or in the Change in Control Severance Benefit Plan, as applicable:

●	“Cause” means: (i) his or her conviction of, or guilty plea to, a crime of moral turpitude, whether or not a felony, or a felony, other than traffic violations; (ii) any act or omission by him or her which constitutes gross negligence or a material breach of his or her duty of loyalty; (iii) any material breach by him or her of our personnel policies, including those prohibiting acts of discrimination, harassment or retaliation; (iv) any act constituting dishonesty, fraud, immoral or disreputable conduct; (v) refusal to follow or implement a clear and reasonable directive; (vi) breach of fiduciary duty; or (vii) a material violation or breach by him or her of his or her employment agreement, other than an event described in the foregoing clauses, or any other agreement with us;
●	“Good Reason” means, in the absence of events that would support a termination for cause: (i) there is a material failure by us or our successor to pay his or her salary or additional compensation or benefits in accordance with the employment agreement; (ii) his or her annual base salary is materially decreased without his or her prior written consent; (iii) he or she is assigned duties substantially inconsistent with his or her title and the responsibilities set forth in his or her job description without his or her prior written consent; (iv) his or her place of employment is changed to a location that is greater than 50 miles from his or her current place of employment; or (v) any other material violation or breach by us of his or her employment agreement; provided, however, none of the above events will constitute good reason absent him or her providing us with proper notice and our failure to cure such event within 30 days of such notice; and
●	“Change of Control” means: (i) our consolidation or merger with or into any other corporation or other entity or person, or any other corporate reorganization, in which our stockholders immediately prior to such consolidation, merger or reorganization own, in the aggregate, less than 50% of the surviving entity’s voting power or outstanding capital stock immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which we, or any of our stockholders is a party in which greater than 50% of our voting power or outstanding capital stock is transferred, or pursuant to which any person or group of affiliated persons obtains greater than 50% of our voting power or outstanding capital stock, excluding any consolidation or merger effected exclusively to change our domicile; or (ii) any sale, lease or other disposition, including through a division or spin-off transaction, of all or substantially all of our assets or any of our subsidiaries’ assets or any sale, lease or exclusive license or other disposition of all or substantially all of our intellectual property; provided, however that neither of the following constitutes a change of control: (A) transfers of capital stock by an existing stockholder as a result of death or otherwise for estate planning purposes or to such stockholder’s affiliates or to any of our other existing stockholders; or (B) issuances of our equity securities in connection with financings for working capital and other general corporate purposes.

Potential Payments Upon Termination or Change-in-Control Table

The following table shows potential estimated payments that would be made to our NEOs if their employment had terminated on December 31, 2021, under contracts or arrangements that were in effect as of December 31, 2021. With respect to equity awards, the calculations assume the closing price of our common stock of $14.54 on December 31, 2021.  In addition to the amounts shown in the table below, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination.  For amounts actually paid to Ms. Ali-Jackson and Dr. Gordon in connection with their separation from the Company in 2022, see “Compensation Programs and Decisions— Severance and Change of Control Benefits” above.

Name	Termination by Company Without Cause, Termination by Executive for Good Reason, or Upon Disability or Death Unrelated to a Change of Control ($)	Termination by Company Without Cause, Termination by Executive for Good Reason, or Upon Disability or Death Related to a Change of Control(1) ($)	Termination Upon Nonrenewal by Company ($)
Neal Walker
Cash Severance	906,400	1,472,900	906,400
Acceleration Value of RSUs	—	4,812,187	—
Acceleration Value of Stock Options	—	2,545,298	—
Continued Health Coverage	25,186	37,779	16,791
Total	931,586	8,868,164	923,191
Frank Ruffo
Cash Severance	461,955	662,805	461,955
Acceleration Value of RSUs	—	1,649,810	—
Acceleration Value of Stock Options	—	1,156,954	—
Continued Health Coverage	14,429	24,048	8,016
Total	476,384	3,493,617	469,971
Joseph Monahan
Cash Severance	—	315,000	—
Acceleration Value of RSUs	—	3,868,367	—
Acceleration Value of Stock Options	—	—	—
Continued Health Coverage	—	579	—
Total	—	4,183,946	—
Kamil Ali-Jackson
Cash Severance	450,110	645,810	450,110
Acceleration Value of RSUs	—	1,258,277	—
Acceleration Value of Stock Options	—	925,563	—
Continued Health Coverage	18,890	31,483	10,494
Total	469,000	2,861,133	460,604
David Gordon
Cash Severance	—	382,008	—
Acceleration Value of RSUs	—	1,461,154	—
Acceleration Value of Stock Options	—	1,156,954	—
Continued Health Coverage	—	9,328	—
Total	—	3,009,444	—

(1)	With respect to each of Drs. Monahan and Gordon, these benefits would be paid only in the event we had terminated the executive without Cause and other than as a result of death or disability and which occurred during the covered period.

NON-EMPLOYEE DIRECTOR COMPENSATION

Under our non-employee director compensation policy, we pay each of our non-employee directors a cash retainer for service on the Board and for service on each committee of which the director is a member. The policy applies to each of our directors who is not an employee of our company, which is currently all directors other than Dr. Walker.

Pursuant to the policy, each such non-employee director receives an annual cash retainer of $40,000 for serving on our Board. The Chairman of the Board also receives an additional annual cash retainer of $30,000. The members of each of the Audit, Compensation, Nominating and Corporate Governance and Research and Development Committees receive additional retainers for such service, as does the Chair of each such committee (in addition to the member retainers), as follows:

Committee	Member Annual Service Retainer ($)	Additional Chair Annual Service Retainer ($)
Audit Committee	7,500	12,500
Compensation Committee	6,000	8,000
Nominating and Corporate Governance Committee	4,500	4,500
Research and Development Committee(1)	6,000	8,000

(1)	The Research and Development Committee was established on April 12, 2021.

All annual cash compensation amounts are payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, prorated based on the days served in the applicable fiscal quarter.

We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our Board and committee meetings.

Each new non-employee director who joins our Board will be granted awards under our 2015 Plan with an aggregate grant date fair value (as calculated for financial reporting purposes) equal to the lesser of (a) $320,000 or (b) the fair value of 22,500 stock options measured as of the date the director joins the Board. Once the aggregate fair value of the new director award has been determined, the new director will be granted a stock option having a grant date fair value equal to 70% of such amount and restricted stock units having a grant date fair value equal to 30% of such amount.

On the date of each annual meeting of our stockholders, each non-employee director who continues to serve as a director of our company following the meeting will be granted awards under our 2015 Plan with an aggregate grant date fair value (as calculated for financial reporting purposes) equal to the lesser of (a) $320,000 or (b) the fair value of 22,500 stock options measured as of the annual meeting date. Once the aggregate fair value of the continuing director award has been determined, the continuing director will be granted a stock option having a grant date fair value equal to 70% of such amount and restricted stock units having a grant date fair value equal to 30% of such amount. In no event, however, shall the fair value of the annual award, together with the fair value of any initial award granted to a new director who joined the Board in the same fiscal year, exceed $320,000 in the aggregate.

The shares subject to each stock option granted will vest in equal monthly installments over 12 months and the restricted stock units will vest in one installment on the first anniversary of the grant date, subject to continued service through the applicable vesting date. The exercise price per share of each stock option will be equal to the closing price of our common stock on the date of the option grant. Each such stock option will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the non-employee director’s continuous service with us.

On June 3, 2021, the date of our 2021 annual meeting of stockholders, each non-employee director who continued to serve as a director of our company following the meeting was granted a stock option to purchase 12,250 shares of common stock and 3,356 restricted stock units under our 2015 Plan.  These awards are reflected in the table below.  Such grant was made pursuant to our non-employee director compensation policy in effect at the time of the annual meeting, which was the same with respect to the annual equity grant as described above with respect to our current policy, except that the value of such equity awards was equal to the lesser of (a) $320,000 or (b) the fair value of 17,500 stock options.

Director Compensation Table

The following table shows the compensation earned by each of our non-employee directors for 2021. Dr. Walker, our President and Chief Executive Officer, is also a director but does not receive any additional compensation for his service as a director. Dr. Walker’s compensation as an executive officer is set forth above under “Executive Compensation—Compensation Tables—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)		Option Awards ($)(1)(2)		Total ($)
William Humphries	44,500		73,496	(3)	171,755	(4)	289,751
Anand Mehra, M.D.	58,126	(5)	73,496	(3)	171,755	(4)	303,377
Christopher Molineaux	79,000		73,496	(3)	171,755	(4)	324,251
Andrew Powell	52,000		73,496	(3)	171,755	(4)	297,251
Bryan Reasons	60,000		73,496	(3)	171,755	(4)	305,251
Andrew Schiff, M.D.	50,340		73,496	(3)	171,755	(4)	295,591
Maxine Gowen, Ph.D.	63,840	(5)	73,496	(3)	171,755	(4)	309,091
Vincent Milano	46,000		73,496	(3)	171,755	(4)	291,251

(1)	Reflects the aggregate grant date fair value for awards granted for the fiscal year ended December 31, 2021 calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Our directors will not realize the estimated value of these awards until the awards are vested, exercised and/or sold, as applicable.
(2)	As of December 31, 2021, our non-employee directors held the following number of stock options and RSUs: Mr. Humphries, 54,750 stock options and 3,356 RSUs; Dr. Mehra, 36,750 stock options and 3,356 RSUs; Mr. Molineaux, 61,775 stock options and 3,356 RSUs; Mr. Powell, 60,750 stock options and 3,356 RSUs; Mr. Reasons, 44,750 stock options and 3,356 RSUs; Dr. Schiff, 52,750 stock options and 3,356 RSUs; Dr. Gowen, 44,750 stock options and 3,356 RSUs; and Mr. Milano, 50,750 stock options and 3,356 RSUs.
(3)	Consists of 3,356 RSUs granted on June 3, 2021. The RSUs will vest on June 3, 2022, subject to continuous service with us through that date.
(4)	Consists of an option granted on June 3, 2021 to purchase 12,250 shares at an exercise price of $21.90 per share. This option vests in 12 equal monthly installments through June 3, 2022, subject to continuous service with us through each vesting date.
(5)	Dr. Gowen replaced Dr. Mehra as Chairperson of the Compensation Committee as of April 1, 2021, resulting in a change in their respective retainers for service on that committee.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2012 Equity Compensation Plan(1)	484,145	$6.81		—
2015 Equity Incentive Plan	4,387,338	$12.12	(2)	2,708,469	(3)
Equity compensation plans not approved by security holders:
2017 Inducement Plan(4)	417,913	$23.67	(5)	—
Total	5,289,396			2,708,469

(1)	Effective upon our initial public offering in October 2015, no additional further options or awards may be granted under the 2012 Equity Compensation Plan; all outstanding stock awards will continue to be governed by their existing terms.
(2)	Weighted average exercise price for the 2015 Plan gives effect to outstanding restricted stock units, which have no exercise price. Excluding the restricted stock units, the weighted average exercise price would be $18.35 per share.
(3)	On January 1 of each year, the number of shares reserved under the 2015 Plan is automatically increased by 4% of the total number of shares of common stock that are outstanding at that time, or a lesser number of shares as may be determined by our Board. Pursuant to the terms of the 2015 Plan, an additional 2,449,137 shares were added to the number of available shares reflected in the table effective January 1, 2022.
(4)	In July 2017, our Board adopted the 2017 Inducement Plan, which is a non-stockholder approved stock plan adopted pursuant to the “inducement exception” provided under Nasdaq listing rules. All shares of common stock that were eligible for issuance under the 2017 Inducement Plan after October 1, 2018, including any shares underlying any awards that expire or are otherwise terminated, reacquired to satisfy tax withholding obligations, settled in cash or repurchased by the Company in the future that would have been eligible for re-issuance under the 2017 Inducement Plan, were retired. No additional further options or awards may be granted under the 2017 Inducement Plan; all outstanding stock awards will continue to be governed by their existing terms.
(5)	Weighted average exercise price for the 2017 Inducement Plan gives effect to outstanding restricted stock units, which have no exercise price. Excluding the restricted stock units, the weighted average exercise price would be $24.09 per share.

TRANSACTIONS WITH RELATED PERSONS

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a related person transactions policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from as the case may be, an unrelated third party or to or from employees generally. Under the policy, we collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any potential conflicts of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board, takes into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;
●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
●	the terms of the transaction;
●	the availability of other sources for comparable services or products; and
●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

CERTAIN RELATED PERSON TRANSACTIONS

There have been no transactions since January 1, 2021 to which we have been a participant in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Non-Employee Director Compensation.”

Indemnification Agreements

In addition to the compensation arrangements with our directors and executive officers, we have entered into indemnity agreements with each of them which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as our director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability, please notify your broker or direct your written request to Aclaris Therapeutics, Inc., Attn: Corporate Secretary, 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087. Stockholders who currently receive multiple Notices of Internet Availability at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Frank Ruffo
Secretary

April 21, 2022

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission is available without charge upon written request to: Corporate Secretary, Aclaris Therapeutics, Inc., 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087.

VIEW MATERIALS & VOTE w SCAN TO ACLARIS THERAPEUTICS, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ACRS2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D74913-P69095 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ACLARIS THERAPEUTICS, INC. The Board of Directors recommends you vote FOR the following directors to hold office until the 2025 Annual Meeting: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! !! 1. Election of Directors Nominees: 01) 02) 03) Neal Walker William Humphries Andrew Schiff, M.D. For Against Abstain The Board of Directors recommends you vote FOR the following proposal: ! For ! Against ! Abstain 2. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement accompanying this proxy card. The Board of Directors recommends you vote FOR the following proposal: ! ! ! 3. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Aclaris Therapeutics, Inc. for its fiscal year ending December 31, 2022. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2021 Annual Report are available at www.proxyvote.com. D74914-P69095 ACLARIS THERAPEUTICS, INC. Annual Meeting of Stockholders June 2, 2022 9:00 AM This proxy is solicited by the Board of Directors The stockholder hereby appoints Neal Walker and Frank Ruffo, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ACLARIS THERAPEUTICS, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time on June 2, 2022, live via webcast at www.virtualshareholdermeeting.com/ACRS2022 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side